CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated May 15, 2008 on the financial statements and financial highlights of the Touchstone Strategic Trust included in the Annual Report to Shareholders for the fiscal year ended March 31, 2008, in Post-Effective Amendment Number 68 to the Registration Statement (Form N-1A, No. 333-134486), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
July 28, 2008